Exhibit 5.1

September 12, 2018

Brighthouse Financial, Inc.

11225 North Community House Road,

Charlotte, North Carolina 28277

Brighthouse Financial, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-227190) (the “Registration Statement”) and the Prospectus Supplement, dated September 5, 2018 (the “Prospectus Supplement”), to the Prospectus, dated September 5, 2018, of Brighthouse Financial, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of (i) $375,000,000 aggregate principal amount of its 6.250% Junior Subordinated Debentures due 2058 (the “Firm Debentures” and, together with the Option Debentures, as defined below, the “Debentures”), issued pursuant to the Junior Subordinated Indenture, dated as of September 12, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 12, 2018, between the Company and the Trustee, providing for the Debentures (the “First Supplemental Indenture”; the Base Indenture, as supplemented and amended by the First Supplemental Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement, dated September 5, 2018 (the “Underwriting Agreement”), among the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the several underwriters named therein (the Representatives and such other underwriters, collectively, the “Underwriters”) and (ii) up to $56,250,000 aggregate principal amount of its 6.250% Junior Subordinated Debentures due 2058 (the “Option Debentures”), which may be issued pursuant to the Indenture upon the notice by the Representatives to exercise the Underwriters’ option to purchase the Option Debentures in accordance with the terms of the Underwriting Agreement.

Brighthouse Financial, Inc.	2	September 12, 2018

In rendering the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the Firm Debentures and the Option Debentures on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.    The Firm Debentures constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.    When the Option Debentures have been duly executed by the Company, issued and authenticated on behalf of the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Option Debentures will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness, diligence and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on September 12, 2018, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of Debentures” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP